Exhibit 10.9

April 19, 2011

Silver Dragon Resources, Inc.
Re: Document A-04192011 and B&C-04192011a-d:

1.

By entering into this transaction, the Company agrees to take responsibility and accountability for the conversion terms of the agreements, and to honor the conversion terms as set forth in the agreements.

2.

The Company understands and agrees that with regard to all documents Secured & Collateralized Promissory Note C-04192011a-d, any payments that may be made prior to maturity are on a best efforts basis by JMJ, and that JMJ does not guarantee that it will make any payments prior to maturity. Any payments by JMJ prior to maturity are solely at JMJ’s election.

3.	Regarding DWAC electronic transfer of shares:

  If the Company is currently not able to electronically transfer shares via DWAC, you agree to apply for DWAC electronic transfer within 5 business days of execution of this agreement (at your own expense).

  You agree that as long as the Company is not able to electronically DWAC shares, that JMJ Financial may, at its election, indefinitely stall or cancel (without penalty or liability) any payments described in the Funding Schedule. Even in the event that JMJ elects to stall any payments, the Company must progress with the registration statement for all payments as set forth in the Funding Schedule (past payments and potential future payments).

BORROWER[S]:

/s/ Marc Hazout
Marc Hazout
President & CEO
Silver Dragon Resources Inc.

LENDER/HOLDER:

/s/ JMJ Financial
JMJ Financial / Its Principal